Exhibit 99.1

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EDITED TRANSCRIPT

DWSN—Q1 2012 DAWSON

GEOPHYSICAL EARNINGS

CONFERENCE CALL

EVENT DATE/TIME: FEBRUARY 01, 2012 / 03:00PM GMT

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical Company—President & CEO

Christina Hagan Dawson Geophysical Company—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Collin Gerry Raymond James—Analyst

Veny Aleksandrov Pritchard Capital—Analyst

Georg Venturatos Johnson Rice—Analyst

A.J. Strasser Cooper Creek Partners—Analyst

Bob Johnson Situa Capital—Analyst

PRESENTATION

Operator

Good morning. My name is Hope, and I will be your conference operator today. At this time I would like to welcome everyone to the first-quarter earnings conference call. (Operator Instructions). Thank you. I would now like to turn the call over to our President and Chief Executive Officer, Mr. Steve Jumper. You may begin.

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you. Good morning and welcome to Dawson Geophysical Company’s fiscal first quarter of 2012 earnings and operations call. As Hope has already said, my name is Steve Jumper, President and CEO of the Company. Joining me on the call is Christina Hagan, Executive Vice President and Chief Financial Officer.

As in the past, we will do this in three segments. Chris will come on here shortly and discuss our financial results. I will then return for a quick operations update, and then we will open the call up for questions. As in the past, the call is scheduled for about a half an hour, and consistent with the past, we will not be providing any guidance.

At this point I will turn control of the call over to Christina Hagan, CFO, to discuss financial results.

Christina Hagan—Dawson Geophysical Company—EVP & CFO

Thank you, Steve. First, I will share the Safe Harbor provisions. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call, which are forward-looking and which provide other than historical information, involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices; dependence upon energy industry spending; disruptions in the global economy; industry competition; delays, reductions or cancellations of service contracts; high fixed costs of operations; external factors affecting our crew such as weather interruptions and inability to obtain land access, rights of way whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2011. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

During this call, we will make reference to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.dawson3d.com.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

Today we reported revenues of $92,382,000 for the quarter ended December 31, 2011, the company’s first quarter of fiscal 2012, compared to $72,653,000 for the same quarter of fiscal 2011, an increase of 27%. Net income for the first quarter of fiscal 2012 was $3,231,000 compared to a net loss of $1,667,000 in the same quarter of fiscal 2011.

Earnings per share for the first quarter of fiscal 2012 of $0.41, including an $0.18 per share resulting from a one-time tax benefit related to transaction costs, compared to a loss per share of $0.21 for the first quarter of fiscal 2011.

EBITDA for the first quarter of fiscal 2012 was $11,028,000 compared to $4,899,000 in the same quarter of fiscal 2011, an increase of 125%.

As previously announced, the Company’s Board of Directors has approved a $20 million capital budget for fiscal 2012, which has been used in part to purchase the 12 vibrator energy source units, additional geophones, and the remainder will be used to meet the necessary maintenance requirements during fiscal 2012.

Our ongoing investment in seismic data acquisition equipment and technology reflects our continued belief in the overall strength of the seismic market and growth opportunities at Dawson Geophysical. Steve?

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you, Chris. Let me just start by recapping our fiscal first-quarter highlights, some of which Chris has already mentioned. These highlights include, as Chris said, reported revenues of $92 million for the quarter ended December 31 of 2011 compared to $72.6 million for the quarter ended December 31 of 2010, an increase of 27%. EBITDA for the quarter ended December 31, 2011, increased $11 million compared to about $4.9 million for the quarter ended December 31 of 2010, an increase of 125%.

Earnings per share for the quarter ended December 31, 2011, increased to $0.41 per share, including the $0.18 per share benefit from one tax benefit related to transaction costs compared to a loss of $0.21 per share for the quarter ended December 31, 2010.

Our order book capable of sustaining 14 data acquisition crews well into fiscal 2012. During the first quarter, we took delivery of 12 more INOVA vibrator energy source units. We continue to have a balanced portfolio of projects in the Eagle Ford Shale, the Niobrara, Bakken, Barnett, Permian and midcontinent with some activity continuing in the Marcellus shale. The balance sheet was $72 million of working capital and a low debt position.

We continued operation on 18,000 channel ARAM cable-based product project in New Mexico. We commenced operation on a large project in West Texas, utilizing 10,500 channels in the FairfieldNodal ZLand recording system; completed a multicomponent project utilizing 4000 OYO GSR four-channel units, along with the 3-Component geophones; continued field testing of the Wireless Seismic RT1000 recording system in the Fort Worth Basin and in Oklahoma; operated five ARAM crews, four IO RSR crews, three OYO GSR crews, and the one crew equipped with the least FairfieldNodal ZLand equipment.

And I would like to add and we are proud of the fact that this is our third consecutive quarter of positive earnings. Fiscal 2012 was off to a good start, our best start since fiscal 2009. The difference between today and the beginning of fiscal 2009 is the direction we believe our industry and business as a whole is headed.

In 2009, after the economic downturn of late 2008, demand dropped precipitously, and as we start fiscal 2012, momentum continues to build for our business. The redeployment of two data acquisition crews during fiscal 2011, combined with increased channel count demand and improved utilization rates, drove our first-quarter success. While shorter days, excess restrictions related to hunting activities in inclement weather, particularly in December, had a negative impact on first-quarter results, demand for our services is strong. As I said, we are seeing increased activity in the Eagle Ford, the Bakken, the Niobrara, the midcontinent and the Permian, as well as continued operation in the Barnett and the Marcellus. All these areas are keeping all of our data acquisition crews busy.

Our order book is sufficient to keep 14 crews active and busy well into fiscal 2012.

Improved contract terms and greater operational efficiencies drove our revenue growth and improved margins from a year ago. These accomplishments, combined with our expanded inventory, have enabled us to better serve our valued clients, expand our order book and create new opportunities as we move into fiscal 2012.

One of our key differentiators continues to be investment in technology and expansive inventory. Our existing and new inventory of vibrator energy source units, recording channels and talented personnel allow us to operate more basins, provide services to more clients and provide a higher quality of service.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN— Q1 2012 Dawson Geophysical Earnings

Conference Call

Within the past year, we have added 22 of the INOVA vibrator energy source units, 25,850 OYO single-channel units, and 2000 OYO GSR four-channel units, bringing our total of the four-channel units up to 4000 total in our inventory. The increased inventory investment in technology is further enabling us to help our clients better identify and develop and produce oil and natural gas reservoirs, most conducive to hydrocarbon accumulation and at lower price points.

As we look forward to 2012 and beyond, we are seeing a greater number of exploration companies expand their search for oil and liquid-rich streams. Companies are relocating capital and investing billions of dollars to successfully exploit these plays, and we are working side-by-side with many of these companies. Like I said, we are off to a great start in 2012, and I am confident that our commitment to our employees, our clients and shareholders will bring new opportunities for us here at Dawson Geophysical during the course of fiscal 2012.

And, with that, we are ready for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). COLLIN GERRY, RAYMOND JAMES.

Collin Gerry—Raymond James—Analyst

Steve, I have got a question. It seems a theme we have talked about for the last, I don’t know, 18 months is the bigger channels or more channels per crew, kind of bigger crews, if you think of it on a channel count basis. And what we have thought about was maybe we would see some increased efficiency as utilization would improve with that kind of trend. Could you maybe talk to that and maybe tell us how that is progressing or if you are seeing that yet?

Steve Jumper—Dawson Geophysical Company—President & CEO

I believe we are seeing it. These projects that are in the order book now, they are ongoing currently and coming into the future. Our increased channel count projects, the majority of them are as we have talked about in the last couple of quarters in the Western US, Permian Basin, Delaware basin, midcontinent region all the way up through the Niobrara and Bakken into North Dakota.

And so in your areas where there is more wide open spaces, easier access. For the most part, there’s some places that we still operate in Oklahoma, for example, that have some access issues. But for the most part, we are in areas where I believe we can really continue to build on the efficiency.

The channel count is really working in a couple of ways, actually three ways. One, the projects are getting larger, and so having the required number of channels just to actually take on the project is a big key. The density of the channels in any given area, particularly let’s just say the given area is a square mile, per square mile unit, the number of channels within that square-mile are increasing. And so you’ve got to have more channels because of just the aerial size of the coverage. You have got to have more channels because of the density, and you have got to have more channels to have enough equipment to move into to create the efficiencies that you are looking for. And I think we are certainly starting to see that, particularly as we are moving off of the legacy contracts, most of the large ones of which have been priced out and completed.

So we have a pretty good feel that our efficiencies are getting better each day and they have been, and I think that has shown up in our results here in the last three quarters. Because I really don’t think that we are fully priced in yet. I mean we are still a little bit behind the curve and still have got some work to do, but we are certainly very pleased with the efficiency of our operations so far, particularly when you get to some of the cableless equipment.

Collin Gerry—Raymond James—Analyst

Okay. Following that kind of line of thought, and you are not going to like this question, I’ve got to tell you, but you brought up the 2008/2009 period and the comparison there. If I look back, we were getting gross margins in the mid-20s.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN— Q1 2012 Dawson Geophysical Earnings

Conference Call

Now I recognize this was seasonally — this was not the strongest quarter for you guys. You did 20% margins the prior quarter, but how unreasonable is it to expect that in this current cycle we can get back to that mid-20s?

Steve Jumper - Dawson Geophysical Company—President & CEO

Well, in this current cycle, I think it is certainly possible. I think it is something we are striving for. I think it is something that we see. The timing of where we are in the cycle and when it occurs would be difficult for me to answer. We always struggle a little bit and you know this and some of the other folks that cover us know this, we always struggle with this margin issue because we carry this high level of third-party charges, these reimbursable charges related to permit fees and helicopter and dynamite and all these other things that we have exhausted the conversation on for years.

And historically we have always said that those numbers, that those revenue items have been approximately 25% to 35% of our revenue stream. And I have said for the last several quarters, that maybe the last year, that that percentage had been above the high side of that range, almost to the point that a few quarters back we reported about half of our revenue growth was related to reimbursables. And I said that I felt like those were going to get back down in the normal range, which has an apparent effect on margin. And I think that is true. We will get a couple of things. The timing of some of these reimbursables from Q3 to Q4 to Q1 have been a little bit funny, just the timing in which they have been paid and presented themselves as related to crew revenue once you start production on those jobs. And so we have seen a little bit of lumpiness, particularly in that part of our revenue stream from Q3 of 2011 to Q4 of 2011 and into Q1.

My gut feel is that, while it will not be as high as it was early in fiscal 2011, it is going to continue to be higher than it was in 2008. And the reason I say that, it is going to come down as we move farther West, but we are seeing some increases in some other charges. For example, land access permit fees have escalated quite a bit in the Western US. And so, as we have come back West, we have seen higher costs related to permit fees and the permit process in general.

We are swinging back on helicopter usage. Survey usage is coming back down because we are in the wide open spaces. We are still seeing a little bit of activity with more dynamite charges than I thought we would see, particularly in the Oklahoma, Kansas, midcontinent region. But if I could give any guidance, I would say compared to 2007/2008 to where we are now, I would probably move that range from a 25% to 35% range, from a 35% to a lower 40% range as a percentage of revenue on a go forward basis. I think it is down from where it was in early 2011 and 2010 on a percentage basis, but it does not look like it is going to fall to the level, like I thought it would, in 2007 and 2008.

The backside of that, though, is we have seen an increase in contract revenue continue to grow from 2009 and 2010, and we are not to where we were in 2007 and 2008. I think the underlying margins or the margins net of reimbursables is improving. But yes, even with the reimbursables in there, I think if we get back down to what I think will be a consistent level and as crew revenue, contract revenue continues to increase, I think mid-20s is achievable in this cycle. I am just not going to lay the guesswork as to where we are in the cycle and when.

Collin Gerry—Raymond James—Analyst

Okay. That is certainly helpful. The last one for me, and I might have missed this on the call, did you give us what your current channel count and fiber size unit count is?

Steve Jumper-Dawson Geophysical Company—President & CEO

No. I think we’ve got about 169 of the vibrator energy source units. I think we have got somewhere in the neighborhood of about 161,000 channels companywide. We have continued to replace some of the older legacy channels that were starting to reduce our — the RSR crew count, for example, has dropped from six to four as we continue to redeploy RSR channels onto other RSR crews, and we have continued to do the same thing with the ARAM as we have replaced existing channels with new channels, particularly the cableless stuff. We have moved the cable channels around to get greater utilization. I think we will continue to see that on a go forward basis.

So it’s about 161,000. We had replaced some of the MRX stuff we had in the last few years. And so the channel count growth is really interesting in that not only has it grown in channels per crew, but the type of channel and the replacement level of those channels has actually been in play, too. So we have actually increased channel count a little bit more than it is probably apparent.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

Operator

Veny Aleksandrov, Pritchard Capital.

Veny Aleksandrov—Pritchard Capital—Analyst

My first question is on demand. You talked in the press release that demand is picking up in oil- and liquid-rich areas. Can you talk a little bit about dry gas areas, and are you seeing a shift in demand out of these ones? Are you seeing any contracts being canceled?

Steve Jumper—Dawson Geophysical Company—President & CEO

Good question. We have talked for about the last three or four, five quarters, something like that, really going back until late fiscal 2010 that we were beginning to see this shift into the Western US, which primarily driven by oil and liquids. Our activity level, particularly back in Pennsylvania, West Virginia area is certainly down from where it was. We currently do not have a crew operating in the area. We talked in the last quarter that we were going to have some shifts in crew movement from the Appalachian region back to West, and we had some crew moves in Q1 that moved from North Dakota back South into Texas and some as far South as Texas, some into Wyoming. Those crews will go back up north, and we will go back in the Appalachian basin, the Marcellus region. We were scheduled to go back—we were going back this spring, but we have had some delays and some permit issues, and so it looks like we will not be back until later spring, early part of summer.

We do have some projects in the Marcellus region. We have some bids out in the Marcellus region. We think we are going to be awarded a few more. My gut feel is that we will probably keep one crew back in the Marcellus starting midsummer—I mean late spring, early summer.

It’s a little slow right now back there from a bid perspective. We are seeing some activity certainly West of there as you get into more of the Utica type stuff. But I don’t know if that is something that we need to really focus on right now. It could just be timing issues related to when the bids are out, but we are certainly seeing more focus back West in oils and liquids. We don’t have any activity right now in the Haynesville, although we have some talk of that. I think on a go forward basis, I think we are probably looking at one crew going back to the northeast some time late spring, early summer.

Veny Aleksandrov—Pritchard Capital—Analyst

Thank you. And my second question is, there is a mention in your press release that you are running field tests with a wireless recording system, RT1000. Can you tell us a little bit more about that?

Steve Jumper—Dawson Geophysical Company—President & CEO

Well, that is a project that we have been testing some of their equipment. They are a company that has a little bit different technology, and we are in a situation where we are testing on behalf of them and on behalf of one of our clients. It is not a large system at this point. They have plans to grow it, but it’s just a new technology that has been out—has been developing, and we are encouraged by it. It is something that I think has some application in certain areas, and that is really about all I can comment on it right now.

Veny Aleksandrov—Pritchard Capital—Analyst

Thank you. Yeah, that’s great. And my last question and I will queue again, the INOVA tracks you bought 12 this quarter. How much out of your $20 million CapEx do you still have available?

Steve Jumper—Dawson Geophysical Company—President & CEO

You know, I think we are probably into it somewhere around 12 through the quarter. We have got probably $8 million, right at $8 million on the approved budget as of September of 2011.

As we have talked in the past, our capital budget moves pretty quickly. If you go back and you just look at the last three or four years, we have had a capital budget of $20 million to start the year, ended up spending upwards of $55 million to $58 million. We have had a capital budget of $20 million and ended up spending $4 million in 2009, I believe.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

In 2011 we had a $20 million budget. I believe we spent somewhere around $58 million, and so we’ve got $8 million under the approved budget. It is maintenance capital. There will be some increased channel count in that. There will be some geophones, some vehicles, stuff like that. But, as we move into 2012 as demand for channel count increases or a switch out of technology or something like that, we will have the balance sheet and the resources to move on those changes as they occur.

Operator

Georg Venturatos, Johnson Rice.

Georg Venturatos—Johnson Rice—Analyst

Steve, I was hoping you would give me just a little clarification on the mid-2010 price projects. I know you all had spoken about being through those by end of calendar 2011. I just wanted to get a status update there.

Steve Jumper—Dawson Geophysical Company—President & CEO

You know, the large ones I think we are through, the stuff that was priced in 2010 and early 2011. I think we are through all that. You have always got some small projects here and there that got hung up for a permit land reason or whatever the case may be, and so there are some isolated small ones that are out there.

And so I feel like to the best of my knowledge at this point, I think the ones that were out there are probably behind us. I would continue to stress this back to you, George, is that we are always behind the pricing curve a little bit. And so, as we move through the year, we will continue to work off stuff, and contract terms continue to improve and become more favorable. And so stuff we are bidding now will be acquired or completed midyear calendar 2012, something like that.

So we have gotten out of most of it. Stuff we are on now and going forward certainly has more favorable terms. We think they are favorable terms for us and the user because we are starting to see these increased efficiencies. We are starting to see increased channel count. And so when you look at the value that we are bringing to the table now with increased channel count and higher resolution, we think we are certainly creating value for our clients.

But I think we will continue to work in the better stuff and certainly if you get more efficient as we go. So I am encouraged moving into 2012 in what I see going into 2013.

Georg Venturatos—Johnson Rice—Analyst

Great. Appreciate it. And just to take a step back and look at the first-quarter results, I know last quarter you spoke of October and November, the weather was pretty difficult, and then it sounded like December you called out as particularly difficult in a release today. So I’m just trying to get a sense of how much is nonrecurring there in terms of weather and potentially mobilization, time down issues in the quarter that we can see rebound sequentially looking out to the second quarter?

Steve Jumper—Dawson Geophysical Company—President & CEO

I don’t know if I can quantify all that for you. We did have a pretty rough December. We had weather issues. We had some restricted access issues in a certain part of the country, particularly related to hunting activities. We had the holiday season. We did have the unexpected move from North Dakota down South. We had the expected move from the Appalachian back into Texas. I just think it is hard for me to quantify that.

What I would say is that I would certainly anticipate on a go forward basis, particularly as we get into the summer months and we get into longer days, that we should see sequential improvement. To what level, I’m a little hesitant to say.

Georg Venturatos —Johnson Rice—Analyst

Right, understood. Thanks, Steve. Appreciate the answers.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

Operator

(Operator Instructions). A.J. Strasser, Cooper Creek Partners.

A.J. Strasser—Cooper Creek Partners—Analyst

Just a few questions for you. Can you just put in perspective the third-party charges this quarter versus Q4, were they higher by any chance in Q1?

Steve Jumper—Dawson Geophysical Company—President & CEO

On a percentage basis, they were. We addressed this a little bit earlier. I think we had some timing issues with some of these third-party charges, timing as compared to when crew revenue was actually generated from Q3 to Q4 to Q1. And so I think they were a little bit lower than anticipated in Q4. I think they are probably at a level in this quarter that may be a little bit high, but I do think those charges are going to stay as a percentage of revenue probably in the 35% to low 40% range on a percentage basis, which is up from where they were in 2007 and 2008, which is down from where they were in, let’s say, Q1, Q2, and Q3 of last year.

And so I think what is going to keep them higher than they were historically is just the fact that we have just the cost of doing some of this business, particularly related to land access permits is higher than it has been in the past. But it is going to come down because of the areas that we are working in, the access issues are better. So that’s about as good as I can answer it.

A.J. Strasser—Cooper Creek Partners—Analyst

Okay. And should we — regarding the topline, should we expect — is this kind of revenue run rate here in terms of going forward throughout the year?

Steve Jumper—Dawson Geophysical Company—President & CEO

I think that we will be somewhere in that neighborhood. It is real difficult to say with those third-party charges. I do, however, think — it is my belief at this point just based on where we are and what I see in the way things ought to happen for us as we move into better weather seasons and better longer days and those types of things, more utilization of the OYO equipment that we are starting to see, I would think that crew revenue and contract revenue should continue to increase. And so I think we will certainly be — the variable is going to be the timing of third-party charges. But yes, I think we ought to see improved increases from the current run rate where we are now.

A.J. Strasser—Cooper Creek Partners—Analyst

Just a housekeeping item, were there any charges related to the merger that hit you guys in this last quarter at all?

Steve Jumper—Dawson Geophysical Company—President & CEO

The only thing that got us in this quarter — and I’m not an expert in this area and I don’t know that any of us around here are — was the fact that the merger was terminated in Q1 brought some of the expenses we had in fiscal 2011, brought it down to where there was a tax benefit that was not realized during the ongoing transaction to the tune of about $0.18. But in terms of just transaction costs, I think we have run off of that. So this ought to be the last quarter that we have anything connected to the transaction of 2011.

A.J. Strasser—Cooper Creek Partners—Analyst

Okay. And then just piggybacking on Veny’s question, is there currently — currently how many crews do you have working in gas regions? I missed it, is it none?

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

Steve Jumper—Dawson Geophysical Company—President & CEO

Right now I think we have got one that is doing some gas stuff in the Barnett that is just primarily gas in the Barnett. We should have one back East in Pennsylvania later in the spring, early summer timeframe, I believe.

A.J. Strasser—Cooper Creek Partners—Analyst

What gives you — when was the last time you kind of touched base with the customer in terms of having that crew out there in the Marcellus? Obviously we are hearing CapEx budgets cut here from Chesapeake, etc. I mean do you still feel comfortable with that? Is that something that you have recently confirmed? I’m just curious. It seems it is a recent issue.

Steve Jumper—Dawson Geophysical Company—President & CEO

I feel some of the projects we had back there that we are working on and that we are waiting that we hope and believe that will be awarded, most of them are being driven by getting the necessary permits in place, getting the things ready to go, more so than where current gas prices are. Bid activity may be related to that.

But I feel as comfortable about it as I do all of our projects. All of our projects can vary in size, change and scope, be delayed, be canceled at any given time. That is why the order book is so important that you just don’t talk about it being into certain months or into a certain time period or whatever the case may be because you got to have a deep, wide order book to reach those utilization rates. And I think that is one of the things that is improving day by day is our order book is not only getting deeper, but it is getting wider with various sized projects that we think will allow us to keep the utilization rates higher.

So yes, I feel good about us having a crew back working in the Northeast. We will just have to see what happens in the next 60 to 90 days in that area.

A.J. Strasser —Cooper Creek Partners—Analyst

Okay. And you have not seen any pricing pressure on your crews working in oil areas as maybe some of your competitors shift away from gas? Has that —?

Steve Jumper —Dawson Geophysical Company—President & CEO

I think there is a lot of activity going forward. So we feel pretty good about where we are and what it looks like going into 2012. I don’t think we have a real concern with the 14 crew level at this point.

A.J. Strasser —Cooper Creek Partners—Analyst

Okay. And then my last question and I appreciate it is it sounds like you are basically telling us that we are going to be in this 35% to 40% third-party charge range for the foreseeable future.

That said, with margins here hovering in the mid-teens basis, what would — is there any reason that we should be assuming a return to those old margins anytime soon? It sounds like you are saying no, and I’m just trying to understand what would drive the margin expansion here.

Steve Jumper —Dawson Geophysical Company—President & CEO

As we talked about with Collin earlier, he asked about can we get into the mid-20s, and the answer to that is yes, I think that is achievable. The question was, can we do it in this cycle? My answer to that is yes, I think it is achievable.

Will the third-party charges come down? Possibly. I think eventually they will as we continue to move into particularly some of the West Texas areas. I think crew revenue is going to continue to increase, and so I think we could see some shifts in there.

Is it achievable in this cycle? Yes. Where are we in this cycle, and what is the timing of that would be the thing that would be difficult for me to answer. I borderline here on not giving any guidance on — I’m trying to help best I can without giving margin guidance, if that makes any sense.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

Operator

Bob Johnson, Situa Capital.

Bob Johnson—Situa Capital—Analyst

Bear with me, if you would, with one additional question in regards to the third-party reimbursement. What is the normal pattern between when you incur those charges as an expense and then when you get reimbursed? Does it typically happen within the same quarter? Might it go on to subsequent quarters?

Steve Jumper—Dawson Geophysical Company—President & CEO

You are asking about the timing? I think it is going to flow through the balance sheet with about the same rate all the receivables do, which is 45 to 50 days, something like that.

Now some of these areas that if they get excessive we make other arrangements with our client. But, for the most part, I think they turn about the same rate our other receivables—all our receivables do.

Operator

(Operator Instructions). There are no further questions at this time.

Steve Jumper—Dawson Geophysical Company—President & CEO

Hope, thank you very much. I want to thank everybody for listening in. I appreciate the interest in our Company, very much appreciate the questions that you had.

Obviously we are pretty excited about where we are of three straight quarters of positive net income after a rough stretch. We do think we are seeing the uptick in our industry. We think we are here on an up-cycle.

Here again, we don’t know where exactly we are in this cycle, but we are excited about fiscal 2012 and beyond. We are really proud of our employees and our Company and the operations and service that they are providing. I think we have activity levels to sustain 14 crews. We do think that we will be seeing increase in channel count as we move through the year. And so you put all those things together with current market conditions and we are certainly excited about where we are.

I would particularly like to thank our employees for their continued efforts, our clients for their continued trust, and our shareholders for their continued support.

I would note that we will be presenting at the EnerCom Oil & Services Conference in San Francisco on February 21. There will be a webcast of that, and we will be presenting at the Raymond James Conference the first week of March, I believe, in Orlando, and there will be a webcast of that. You can get information on our website, www.dawson3d.com.

Thank you for listening in. I look forward to talking to you again in 90 days. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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FEBRUARY 01, 2012 / 03:00PM GMT, DWSN—Q1 2012 Dawson Geophysical Earnings

Conference Call

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